Exhibit 10.1

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”), dated as of July 21, 2006, by and between CHG HEALTHCARE SERVICES, INC. (formerly CMS Capital Ventures, Inc.), a Delaware corporation (“CHG”), and MICHAEL WEINHOLTZ (the “Employee”).

W I T N E S S E T H:

WHEREAS, CHG and the Employee entered into an Employment Agreement (the “2002 Agreement”) effective as of December 31, 2002 (the “Effective Date”); and

WHEREAS, CHG and the Employee now wish to amend and restate the 2002 Agreement in connection with the initial public offering of CHG’s common stock;

NOW, THEREFORE, in consideration of the premises and the respective covenants and agreements for the parties herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

Section 1. Employment.

CHG hereby employs the Employee, and the Employee hereby accepts employment with CHG, to serve as CHG’s President and Chief Executive Officer (or in such other position as the Board of Directors of CHG (the “Board”) may from time to time direct), such employment for the term set forth in Section 2 (unless sooner terminated as provided herein) and subject to the other terms and conditions set forth in this Agreement. In connection with such employment, the Employee agrees to render such services as the Board may from time to time direct. The Employee agrees to devote his best efforts and substantially all of his business time to the affairs of CHG and its subsidiaries.

Section 2. Term.

This Agreement is for a period (including any effective extensions thereof, the “Term”) commencing on the Effective Date and initially terminating, subject to Section 4 of this Agreement, on the three year anniversary of the Effective Date. Subject to Section 4 of this Agreement, the Term shall automatically be extended for one year on each anniversary of the Effective Date, beginning on the one year anniversary of the Effective Date.

Section 3. Compensation and Related Matters.

(a) Annual Base Salary. During the Term, CHG shall pay to the Employee an annual base salary (the “Base Salary”) at a rate not less than $220,000 per year, such salary to be paid in equal installments in accordance with CHG’s customary payroll practices. Such Base Salary may be increased or reduced (but not below $220,000) by the Board from time to time. The Base Salary for any partial year of the Employee’s employment hereunder shall be pro rated based on the number of days elapsed in such year.

(b) Annual Bonus. In addition to the Base Salary provided for in Section 3(a) above, the Board may award the Employee a performance bonus (an “Annual Bonus”) based on a bonus plan to be established by the Board after the date hereof for each fiscal year in which CHG exceeds certain objective performance criteria to be established with respect to each fiscal year by the Board in accordance with such bonus plan the exact amount of such Annual Bonus to be determined with respect to each fiscal year by the Board. Annual Bonuses shall be paid at the same time as annual bonuses are paid to other senior management personnel of CHG.

(c) Incentive Benefit Plans. During the Term, the Employee shall be entitled to participate in any stock option or similar equity-based incentive compensation plans, programs and arrangements (“Incentive Plans”) that are generally available to senior executive officers of CHG from time to time.

(d) Retirement and Welfare Benefits. During the Term, the Employee shall be eligible to participate in those retirement plans (the “Retirement Plans”) provided to senior executive officers of CHG, and participate fully in those health benefit programs, insurance programs and other similar employee welfare benefit arrangements available to senior executive officers of CHG and shall be provided benefits under such plans and arrangements substantially equivalent to the benefits provided to other senior executive officers of CHG.

(e) Business Expenses. The Employee will be reimbursed by CHG for all ordinary, necessary and reasonable business expenses incurred by him in connection with his performance of services pursuant to this Agreement (including, without limitation, expenses for authorized travel and entertainment incurred in conducting or promoting business for CHG) upon submission by the Employee of receipts and other documentation in accordance with CHG’s normal reimbursement policies and procedures in effect from time to time.

(f) Taxes. All compensation payable to the Employee hereunder shall be subject to withholding for all applicable federal, state and local income taxes, occupational taxes, Social Security and similar mandatory withholdings.

Section 4. Termination.

(a) Termination by CHG. CHG may, without further liability hereunder, terminate the Employee’s employment hereunder for “Cause” or for any other reason. “Cause” for termination by CHG of the Employee’s employment shall mean the occurrence of any one of the following events, acts by the Employee or failures by the Employee to act:

(i) the commission of an act of fraud or embezzlement;

(ii) the commission of a felony;

(iii) willful misconduct as an employee of CHG or any of its subsidiaries that is reasonably likely to result in material injury or financial loss to CHG or any of its subsidiaries (after written notice of such misconduct from CHG to Employee and a reasonable period to cure such misconduct (which period shall be no less than 15 days));

(iv) failure to render services to CHG or any of its subsidiaries in accordance with employment duties or Board instructions, which failure amounts to a material neglect of duties to CHG and its subsidiaries taken as a whole (after written notice of such failure from CHG to Employee and a reasonable period to cure such failure (which period shall be no less than 30 days)); and

(v) the material breach of this Agreement or any other material agreement with CHG or any of its subsidiaries to which the Employee is party.

(b) Termination by the Employee. The Employee may terminate this Agreement for “Good Reason” or for any other reason. “Good Reason” for termination by the Employee of this Agreement shall mean the occurrence (without the Employee’s express written consent) of any one of the following acts by CHG, or failures by CHG to act:

(i) the assignment of the Employee to any position or the assignment to the Employee of any duties that would significantly reduce the responsibility or authority assigned to the Employee hereunder as President and Chief Executive Officer of CHG;

(ii) the failure by CHG to pay to the Employee any portion of the Base Salary or the payments and other benefits contemplated by Section 3(b) - (e) within 14 business days of the date such compensation or other payments and benefits are due (unless the Employee has committed an act or has failed to act in such a manner as would constitute Cause hereunder); and

(iii) any purported termination of this Agreement by CHG (other than termination by reason of the Employee’s death) that is not effected pursuant to a Notice of Termination satisfying the requirements of paragraph (d) below or upon mutual agreement or expiration of the Term; provided that, for purposes of this Agreement no such purported termination shall be effective.

(c) Termination Upon Death or Permanent Disability. This Agreement shall terminate upon the death of the Employee or 30 days following the Board’s good faith determination of the Employee’s permanent disability.

(d) Notice of Termination. Any termination of this Agreement by the Employee or CHG shall be communicated by written Notice of Termination to the other party in accordance with Section 10 hereof; provided that, prior to delivering a Notice of Termination with respect to a termination pursuant to Section 4(a)(iii) or 4(a)(iv) above, CHG shall have first delivered the notice required by Section 4(a)(iii) or 4(a)(iv) (as applicable) and shall have waited until the applicable cure period referenced therein has expired, and no termination pursuant to any Notice of Termination shall be effective prior to complying with such requirements. For purposes of this Agreement, a “Notice of Termination” shall mean a notice that shall indicate the reason for such termination and shall set forth the facts and circumstances that provide a basis for such termination of the Employee’s employment.

(e) Date of Termination. “Date of Termination” shall mean the date specified in the Notice of Termination (other than a termination by reason of the Employee’s death, which shall be effective as of the date of the Employee’s death, or permanent disability, which shall be effective as set forth in Section 4(c)).

Section 5. Compensation Upon Termination.

(a) Subject to the limitation provided for in Section 5(e), if applicable, upon termination of this Agreement by CHG other than for Cause or upon termination of this Agreement by the Employee for Good Reason:

(i) CHG shall pay to the Employee, within 30 days after the Date of Termination, (i) all unpaid amounts, if any, to which the Employee was entitled as of the Date of Termination under Sections 3(a) and 3(b) hereof and (ii) all unpaid amounts to which the Employee was then entitled under the Incentive Plans, the Retirement Plans and any other unpaid employee benefits, prerequisites or other reimbursements;

(ii) CHG shall pay to the Employee an aggregate amount (the “Severance Amount”) equal to (A) 2.4 multiplied by (B) the sum of (1) his then-current Base Salary plus (2) the average of his Annual Bonus for the two immediately preceding fiscal years; the Severance Amount shall be paid in equal installments on CHG’s regular salary payment dates over the 24-month period immediately following the Date of Termination (the “Severance Period”);

(iii) to the extent permitted under the terms and conditions of each applicable plan or arrangement, CHG shall pay to the Employee (or the beneficiary, if applicable) a lump sum payment, in cash, within 30 days after the Date of Termination, equal to the Employee’s accrued and vested benefits (or the actuarial equivalent, if applicable) as of the Date of Termination under each of the Retirement Plans; and

(iv) with respect to each award granted to the Employee under any of the Incentive Plans that is not fully vested as of the Date of Termination, such award shall be fully vested as of the Date of Termination if (A) a “change of control” of CHG (as defined in the Incentive Plan under which such award was granted) has occurred within the two year period immediately preceding the Date of Termination and (B) such award was granted prior to such “change of control.”

(b) If this Agreement is terminated by reason of the Employee’s death or permanent disability, the Employee shall be entitled to the payments and benefits described in clauses (i) and (iii) above, and an aggregate amount equal to 0.5 times his then-current Base Salary payable in equal installments on CHG’s regular salary payment dates over the 6-month period immediately following the Date of Termination.

(c) Except as provided for above, all of the Employee’s rights to benefits and Annual Bonuses hereunder (if any) that would accrue or become payable after the Date of Termination shall cease upon such Date of Termination.

(d) Notwithstanding anything in this Agreement to the contrary, CHG shall have no obligation to pay any amounts otherwise payable under Section 5(a) above if the Employee breaches any provision of Section 6 hereof.

(e) Notwithstanding anything in this Agreement to the contrary, if it is determined that any payments or benefits provided under this Agreement or any other payments or benefits due the Employee would constitute an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), that would be subject to an excise tax under Section 4999 of the Code, then the Employee shall receive either (i) 100% of the payments and benefits provided for in Sections 5(a)(i) through 5(a)(iii) or (ii) a lesser percentage of such payments and benefits as determined under this Section 5(e) to prevent such payments and benefits, when aggregated with any other payments and benefits to which the Employee is entitled, from being subject to an excise tax under Section 4999 of the Code, whichever percentage it is determined most likely will maximize the Employee’s after-tax income under the circumstances. All determinations under this Section 5(e), including the order and timing of any such percentage reduction, shall be determined by CHG’s outside tax accountants or tax counsel. All determinations of CHG’s outside tax accountants or tax counsel shall be binding on CHG and the Employee. In making the determinations required by this Section 5(e), CHG’s outside tax accountants or tax counsel may rely on benefit consultants and other experts.

Section 6. Restrictive Covenants.

(a) In further consideration of the compensation to be paid to the Employee hereunder, the Employee acknowledges that in the course of his employment with CHG and its subsidiaries he has and shall further become familiar with certain confidential and proprietary information of CHG and its subsidiaries and that his services have been and shall continue to be of special, unique and extraordinary value to CHG and its subsidiaries. Therefore, the Employee shall not at any time during the Term and for 24 months thereafter (the “Non-Compete Period”) directly or indirectly engage in any business on behalf of any other company or himself and shall not directly or indirectly own an interest in (except for the passive ownership of less than 5% of the issued and outstanding stock of a publicly traded company), manage, operate, join, control, be employed by or participate, either directly or indirectly, in the ownership, management, operation or control of, or be connected in any manner with, any business that is a direct or indirect competitor of CHG or its subsidiaries; provided that the Employee may be employed by a company that has as an ancillary part of its overall business (constituting no more than 5% of such company’s annual revenues) operations that are competitive with CHG or its subsidiaries if the Employee does not directly or indirectly engage in such competitive activities and does not have any supervisory authority, control or oversight over any such competitive activities. For all purposes hereunder, “competitor” shall mean any company engaged in the business of medical staffing or healthcare staffing (whether local or traveling) within the United States of America or its territories or possessions (and such activities shall be referred to as “competitive activities”).

(b) Unless authorized or instructed in writing by CHG, the Employee shall not, except as required in the conduct of CHG’s and its subsidiaries’ businesses (and then only on a need-to-know basis), during or at any time after the Term, disclose to any unauthorized person, or use for his own purposes, any of CHG’s or any of its subsidiaries’ inventions or discoveries or its secret or confidential information, knowledge or data (oral, written or in machine-readable form) that the Employee may obtain or have obtained during the course of or in connection with the Employee’s employment by CHG and its subsidiaries, including all such inventions, discoveries, information, knowledge or data, whether developed by the Employee, by other consultants or personnel of CHG or its subsidiaries or obtained by the Employee, CHG or such subsidiaries from unaffiliated third parties, and irrespective of whether such inventions, discoveries, information, knowledge or data have been identified by CHG or its subsidiaries as secret or confidential, unless and until, and then to the extent and only to the extent that, such inventions, discoveries, information, knowledge or data become available to the public otherwise than by the Employee’s act or omission. Notwithstanding the foregoing, the Employee shall be permitted to disclose such information to the extent required by applicable law or court order so long as the Employee: (i) notifies CHG in writing as soon as possible but in no event later than ten days prior to such disclosure, (ii) cooperates with CHG and its subsidiaries to preserve the confidentiality of such information consistent with applicable law or court order, and (iii) uses its best efforts to limit any such disclosure to the minimum disclosure necessary to comply with such law or court order.

(c) During or at any time after the Term, the Employee shall not, except as required in the conduct of CHG’s and its subsidiaries’ businesses (and then only on a need-to-know basis), disclose to others, or use for his own purposes, any of the information relating to present and prospective customers of CHG or its subsidiaries, business dealings with such customers, prospective deals and advertising programs and agreements with representatives or prospective representatives of CHG or its subsidiaries, present or prospective sources of supply or any other business arrangements of CHG or its subsidiaries, including, but not limited to, customers, customer lists, costs, prices and earnings, whether such information is developed by the Employee, by others in CHG or any of its subsidiaries or obtained by CHG or any of its subsidiaries from third parties, and irrespective of whether such information has been identified by CHG or its subsidiaries as secret or confidential, unless and until, and then to the extent and only to the extent that, such information becomes available to the public otherwise than by the Employee’s act or omission. Notwithstanding the foregoing, the Employee shall be permitted to disclose such information to the extent required by applicable law or court order so long as the Employee: (i) notifies CHG in writing as soon as possible but in no event later than ten days prior to such disclosure, (ii) cooperates with CHG and its subsidiaries to preserve the confidentiality of such information consistent with applicable law or court order, and (iii) uses its best efforts to limit any such disclosure to the minimum disclosure necessary to comply with such law or court order.

(d) During the Non-Compete Period, the Employee shall not directly or indirectly through another entity solicit business from or service any person, firm or entity that was a customer of CHG or its subsidiaries at any time within one year preceding the end of the Term (in a manner that could have the effect of such person, firm or entity reducing its business with CHG or its subsidiaries), induce or attempt to induce any such customer or any supplier or other business relation of CHG or its subsidiaries to reduce its business with CHG or such subsidiaries, or solicit or attempt to solicit any employees of CHG or its subsidiaries to leave the employ of CHG or any of its subsidiaries or hire any such current or former employees. During the Non-Compete Period, the Employee shall also not solicit business from or service any prospective customer of CHG or its subsidiaries (in a manner that could have the effect of such person, firm or entity reducing its business with CHG or its subsidiaries). For purposes of this Section 6(d), a “prospective customer” shall mean a potential customer that CHG or such subsidiaries have solicited or with which CHG or its subsidiaries has had active discussions concerning potential business at any time during the one year preceding the end of the Term.

(e) The Employee agrees to disclose immediately to CHG (or any persons designated by it) and agrees that all inventions, innovations, improvements, developments, methods, designs, analyses, drawings and works of authorship, including all writings, computer programs, software and firmware, written or created by the Employee solely or jointly with others, during the course of his employment by CHG or within a period of six months from the Date of Termination of such employment, which works are made or conceived in the course of such employment, or with the use of CHG’s time, material, facilities or funds, or that relate to or are suggested by any subject matter with which the Employee’s employment by CHG may bring the Employee into contact or that relate to any investigations or obligations undertaken by or on behalf of CHG belong to CHG. The Employee further agrees that all such works that are copyrightable works are “works made for hire” under the copyright laws, of which CHG is the author and the beneficiary of all rights and protections afforded by the law of copyright in any and all countries. The Employee agrees to assist CHG without further charge during the term of his employment, and after termination of his employment at an hourly rate based on the Employee’s most recent Base Salary, through counsel designated by CHG, to execute, acknowledge and deliver all such further papers, including assignments, applications for copyright registration (in the United States or in any foreign country), oaths, disclaimers or other instruments, and to perform such further acts, including giving testimony or furnishing evidence in the prosecution or defense of appeals, interferences, suits and controversies relating to any aforesaid works, as may be deemed necessary by CHG or by its nominees to effectuate the vesting or perfecting in CHG or its nominees of all rights and interest in and to said works and copies thereof, including the exclusive rights of copying and distribution.

(f) All documents, records, notes, computer software, computer programs, source codes, object codes, magnetic tapes, printouts, samples, reports, customer lists, photographs, catalogs and other writings, whether copyrightable or not, relating to or dealing with CHG’s or any subsidiary’s business and plans, and those of others entrusted to CHG or any subsidiary, that are prepared or created by the Employee or that may come into his possession during or as a result of his employment, are the property of CHG, and upon termination of his employment or such earlier time as requested by the Board, the Employee agrees to return all such matters and writings and all copies thereof (including such copies as are in electronic form) to CHG. CHG may withhold the Employee’s outstanding salary checks against return of these materials and any other materials of CHG or its customers.

(g) If, at the time of enforcement of this Section 6, a court shall hold that the duration, scope or area restrictions stated in any provision of this Section 6 are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law. The Employee agrees that the restrictions contained in this Section 6 are reasonable and necessary and, since the Employee has general business skills that may be used in industries other than that in which CHG conducts its business, do not impose an undue hardship on him or deprive him of his livelihood.

(h) In the event of the breach or a threatened breach by the Employee of any of the provisions of this Section 6, CHG, in addition and supplementary to other rights and remedies existing in its favor, may apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof (without posting a bond or other security). In addition, in the event of a breach or violation by the Employee of this Section 6, the Non-Compete Period shall be tolled until such breach or violation has been duly cured.

Section 7. Legal Expenses.

The parties hereby agree that, if any legal dispute arises under or in connection with this Agreement, the services to be rendered hereunder or Employee’s status as an employee of CHG, all legal fees and expenses of the prevailing party shall be paid or reimbursed by the losing party in such dispute.

Section 8. Indemnification.

Employee shall be entitled to be indemnified to the maximum extent provided for in the bylaws of CHG. No modification or amendment to the indemnification provisions of the bylaws of CHG shall be effective for purposes of the preceding sentence unless consented to by the Employee.

Section 9. Successors; Binding Agreement.

(a) CHG shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of CHG, by agreement in form and substance reasonably satisfactory to the Employee, to expressly assume and agree to perform this Agreement in substantially the same manner and to substantially the same extent that CHG would be required to perform it if no such succession had taken place. Failure of CHG to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Employee to compensation from CHG in the same amount and on the same terms as he would be entitled to hereunder if he terminated this Agreement for Good Reason, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination.

(b) This Agreement and all rights of the Employee hereunder shall inure to the benefit of and be enforceable by the Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

Section 10. Notice.

All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when delivered personally to the recipient, one day after being sent to the recipient by reputable overnight courier service (charges prepaid), upon machine-generated acknowledgment of receipt after transmittal by facsimile or five days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid. Such notices, demands and other communications shall be sent to CHG and the Employee at the addresses indicated below or to such other address or to the attention of such other person as the receipt party has specified by prior written notice to the sending party.

If to CHG:

CHG Healthcare Services, Inc.

4021 South 700 East, Suite 300

Salt Lake City, UT 84107

Attention: Compensation & Management Development Committee

Facsimile: (801) 284-6882

With a copy (which shall not constitute notice) to:

King & Spalding LLP

1100 Louisiana, Suite 4000

Houston, TX 77002

Attention: James H. Wilson

Telephone: (713) 751-3207

Facsimile: (713) 751-3290

If to the Employee:

Michael Weinholtz

c/o CHG Healthcare Services, Inc.

4021 South 700 East, Suite 300

Salt Lake City, UT 84107

Section 11. Miscellaneous.

No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the parties hereto. No waiver by a party hereto at any time of any breach by another party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Utah without regard to any choice of law or conflict of law principles or rules (whether of the State of Utah or any other jurisdiction). The language used in this Agreement shall be deemed to be the language chosen jointly by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

Section 12. Validity.

The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

Section 13. Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which taken together shall constitute one and the same instrument.

Section 14. Entire Agreement.

This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter hereof and supersedes any and all prior agreements of the parties hereto in respect of the subject matter hereof.

* * * * * *

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

CHG HEALTHCARE SERVICES, INC.

By:
Sean Dailey
Vice President and CFO

Michael Weinholtz